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                                                                     Exhibit 3.2

                    AMENDMENT TO RIGHTS AGREEMENT TO RIGHTS AGREEMENT


     This Amendment is made as of August 10, 2000 by and between Exide Corporation, a Delaware corporation (the "Company"), and American Stock Transfer and Trust Company, a New York corporation (the "Rights Agent").

                                    RECITALS
                                    --------

     The Company and the Rights Agent are parties to a Rights Agreement dated as of September 18, 1998, as amended (the "Agreement").

     The Board of Directors of the Company has approved of the acquisition of Pacific Dunlop GNB Corporation, which is a wholly-owned subsidiary of Pacific Dunlop Holdings (USA) Inc. ("PD Holdings"), and related subsidiaries and assets (the "GNB Business").

     As part of the purchase price to be paid by the Company for the acquisition of the GNB Business at the closing thereof, the Company will issue to PD Holdings 4 million shares of its Common Stock (as defined in the Rights Agreement), which stock will constitute in excess of 15% of the Common Stock outstanding on the date of issuance thereof.

     The Board of Directors of the Company has determined to permit PD Holdings to acquire and increase its beneficial ownership in the Company up to 20% of the outstanding Common Stock and has unanimously authorized the execution of this Amendment in order to permit such ownership under the Agreement.

          NOW, THEREFORE, in consideration of the premises, the parties hereby amend the Agreement by substituting the following for the last sentence of
Section 1(a) thereof:

          "Notwithstanding the foregoing, (i) if any Person, together with all Affiliates and Associates of such Person, is on the date of this Agreement the Beneficial Owner of a greater percentage than 15% of the Common Stock outstanding, then as to such Person, Affiliates and Associates, such greater percentage (but no more) shall be deemed substituted for all purposes herein for 15%, (ii) as to the State of Wisconsin Investment Board, 20% of the Common Stock outstanding shall be substituted for all purposes herein for 15% and (iii) as to Pacific Dunlop Holdings (USA) Inc., 20% of the Common Stock outstanding shall be substituted for all purposes herein for 15%."


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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                              EXIDE CORPORATION



                              By:  /s/ John R. Van Zile
                                  Name: John R. Van Zile
                                  Title: Vice President and General Counsel


                              AMERICAN STOCK TRANSFER AND TRUST
                              COMPANY



                              By:  /s/ Herbert J. Lemmer
                                  Name: Herbert J. Lemmer
                                  Title:  Vice President